Exhibit 99.1

FOR IMMEDIATE RELEASE

SANZ Announces Operating Results For Year 2006

Englewood, Colorado, April 24, 2007 - SAN Holdings, Inc. (SANZ) (OTCBB: SANZ) today announced results for its fiscal year ended December 31, 2006.

Newly appointed Chairman and CEO Todd Oseth stated, “My goal is to transform SANZ into the leading provider of data access solutions. Since joining the company one month ago, I continue to focus on strengthening the fundamentals of our business. My three priorities for SANZ are: improve our financial performance, lower our costs and improve our operational execution.”

2006 Overall Results

Consolidated revenue for the year ended December 31, 2006 (“2006”) was $58.8 million as compared to $59.1 million for the year ended December 31, 2005 (“2005”). Gross profit for 2006 was $14.0 million versus $14.8 million for 2005. Selling, engineering, general and administrative expenses were $17.5 million in 2006 (and included $375,000 of share-based compensation expense) as compared to $15.8 million in 2005. The net loss for 2006 was $33.0 million and included non-cash charges of $22.3 million related to goodwill and intangible asset impairments and non-cash charges of $4.7 million related to the accounting for derivative financial instruments issued in the Company’s 2006 private placement transaction. For 2005, the net loss was $15.8 million and included a non-cash charge of $9.2 million for goodwill impairment. The net loss available to common shareholders for 2006 was $37.8 million, or $(0.33) per share, and included $340,000 of common stock dividends accrued for holders of the Company’s convertible series A preferred stock and a deemed dividend of $4.5 million related to the beneficial conversion feature of the Company’s convertible series A preferred stock. For 2005, the net loss available to common shareholders was $15.8 million or $(0.15) per share.

Storage Solutions Segment

Revenue for 2006 was $55.7 million versus $57.0 million for 2005. Loss from operations for 2006 was $22.9 million and included non-cash charges of $22.3 million related to goodwill and intangible asset impairments. For 2005, the loss from operations was $8.9 million and included a non-cash charge of $9.2 million for goodwill impairment.

EarthWhere Segment

Revenue for 2006 was $3.1 million versus $2.1 million or a 47% increase. Loss from operations for 2006 was $2.9 million as compared to $1.7 million in 2005.

About SANZ

SANZ is a nationwide data storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. As part of its business model, SANZ has developed specialized expertise in the data management challenges of geotechnology users. SANZ’ software product, EarthWhere, is a spatial data provisioning application that catalogs, manages, and provisions customized geospatial imagery. SANZ is a subsidiary of SAN Holdings, Inc. For more information please visit www.sanz.com.

FORWARD LOOKING STATEMENTS:

This press release contains statements that are “forward looking statements” under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company’s products, delays in the development of new technology, changes in customer buying patterns, changes in the company’s business strategy to improve long term financial and operational results, including but not limited to costs reductions, one-time events and other important factors disclosed previously and from time to time in our filings at the SEC.

Contact:
Investor Advantage, LLC for SANZ
Mark McPartland
910-221-1827
markm@investor-advantage.com

SAN Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2006	2005
Assets

Cash	$-	$6
Accounts receivable, net	15,384	11,832
Other current assets	2,743	2,912
Total current assets	18,127	14,750

Property & equipment, net	472	673
Capitalized software, net	1,394	872
Goodwill	1,289	22,808
Intangible assets, net	666	1,736
Other assets	207	378
Total assets	$22,155	$41,217

Liabilities and Stockholders' Equity

Bank debt	$7,703	$20,401
Other current liabilities	17,496	13,975
Total current liabilities	25,199	34,376

Long-term debt	6,814	-

Total Stockholders' Equity	(9,858)	6,841
Total Liabilities & Stockholders' Equity	$22,155	$41,217

SAN Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except for share and per share data)

	Years ended December 31,
	2006	2005

Revenue	$58,745	$59,115
Cost of sales	44,710	44,277
Gross profit	14,035	14,838

Selling, engineering and general and administrative expenses	17,532	15,822
Charge for goodwill impairment	21,519	9,200
Charge for impairment of intangible asset	800	-
Depreciation and amortization	783	1,099

Loss from operations	(26,599)	(11,283)

Interest expense	(1,474)	(1,610)
Charge for warrants issued to related party for debt guaranty	-	(2,877)
Charges related to the accounting for derivative financial instruments issued in the 2006 private placement transaction	(4,729)	-
Other income (expense)	(155)	(33)

Net loss	$(32,957)	$(15,803)

Deemed dividend related to beneficial conversion feature of convertible Series A Preferred Stock	(4,539)	-
Common stock dividends accrued for holders of convertible Series A Preferred Stock	(340)	-

Net loss available to common stockholders	$(37,836)	$(15,803)

Basic and diluted net loss per share	$(0.33)	$(0.15)

Weighted average common shares used in the calculation of basic and diluted net loss per share	116,175,389	108,446,023

SAN Holdings, Inc. Segment Information
(In thousands)

	Years ended December 31,
	2006	2005

Storage Solutions
Total net revenue	$55,639	$57,001
Loss from operations (1)	(22,903)	(8,851)

EarthWhere
Total net revenue	3,106	2,114
Loss from operations	(2,929)	(1,732)

Total
Total net revenue	58,745	59,115
Loss from operations (1)	$(25,832)	$(10,583)

(1) The Storage Solutions segment loss from operations for 2006 and 2005 included charges for goodwill impairment of $21.5 million and $9.2 million, respectively. The Storage Solutions segment loss from operations for 2006 also included a charge for the impairment of the SANZ commercial trade name in the amount of $800,000.

SAN Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Years ended December 31,
	2006	2005

Net cash provided by (used in) operating activities	$(3,457)	$(5,193)
Net cash used in investing activities	(1,231)	(1,229)
Net cash provided by financing activities	4,682	5,942

Net increase in cash and cash equivalents	$(6)	$(480)

Cash and cash equivalents at beginning of period	6	486

Cash and cash equivalents at end of period	$-	$6

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